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                                 EXHIBIT 12.3

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                        ARIZONA PUBLIC SERVICE COMPANY

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)

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                                                                    Twelve Months Ended
                                  ----------------------------------------------------------------------------------------
                                                                        December 31,
                                  ----------------------------------------------------------------------------------------
                                                                                    1991
                                      1993          1992         1991 (a)       Adjusted (a)        1990          1989
                                  ------------  ------------  --------------  ----------------  ------------  ------------
Earnings:
  Net Income....................  $    250,386  $    246,805  $    (222,649)    $      184,380  $    180,012  $    212,354
  Income taxes (1)..............       188,907       181,355        (94,750)           128,801       126,831       145,678
  Fixed Charges.................       220,590       246,246         281,959           281,959       292,117       276,429
                                  ------------  ------------  --------------    --------------  ------------  ------------
      Total.....................  $    659,883  $    674,406  $     (35,440)    $      595,140  $    598,960  $    634,461
                                  ------------  ------------  --------------    --------------  ------------  ------------
                                  ------------  ------------  --------------    --------------  ------------  ------------
Fixed Charges:
  Interest expense..............  $    171,272  $    190,746  $      227,624    $      227,624  $    239,992  $    224,243
  Amortization of debt discount,
    premium and expense.........         9,203         8,000           5,995             5,995         5,302         5,967
  Estimated interest portion of
    annual rentals (2)..........        40,115        47,500          48,340            48,340        46,823        46,219
                                  ------------  ------------  --------------    --------------  ------------  ------------
      Total.....................  $    220,590  $    246,246  $      281,959    $      281,959  $    292,117  $    276,429
                                  ------------  ------------  --------------    --------------  ------------  ------------
                                  ------------  ------------  --------------    --------------  ------------  ------------
Ratio of Earnings to Fixed
  Charges (rounded down)........          2.99          2.73           -0.13              2.11          2.05          2.29
                                  ------------  ------------  --------------    --------------  ------------  ------------
                                  ------------  ------------  --------------    --------------  ------------  ------------

(1) Income Taxes:

  Charged to operations.........  $    168,056  $    164,620  $       96,273    $      117,408  $    106,044  $    122,674
  Charged (credited) to other
    accounts....................        20,851        16,735       (191,023)            11,393        20,787        23,004
                                  ------------  ------------  --------------    --------------  ------------  ------------
      Total.....................  $    188,907  $    181,355  $     (94,750)    $      128,801  $    126,831  $    145,678
                                  ------------  ------------  --------------    --------------  ------------  ------------
                                  ------------  ------------  --------------    --------------  ------------  ------------
(2) Estimated interest portion
  of Unit 2 lease payments
  included in estimated interest
  portion of annual rentals.....  $     37,407  $     43,581  $       43,625    $       43,625  $     43,666  $     43,703
                                  ------------  ------------  --------------    --------------  ------------  ------------
                                  ------------  ------------  --------------    --------------  ------------  ------------
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(a) The  write-off  resulting  from  the  Arizona Corporation Commission order settling the Company's rate case resulted in a negative coverage ratio and an  earnings coverage deficiency of approximately $317 million at December
    31, 1991. Excluding the effects of the write-off, the coverage ratio would have been 2.11 for the same period.

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